EXHIBIT 99.1
National Western Life Group, Inc. Announces 2016 Second Quarter Earnings

Austin, Texas, August 4, 2016 ‑ Ross R. Moody, Chairman of the Board, President and Chief Executive Officer of National Western Life Group, Inc. (Nasdaq: NWLI), announced today second quarter 2016 consolidated net earnings of $26.3 million, or $7.43 per diluted Class A common share, compared with consolidated net earnings of $28.9 million, or $8.16 per diluted Class A common share, for the second quarter of 2015. For the six months ended June 30, 2016, the Company reported consolidated net earnings of $43.5 million, or $12.31 per diluted Class A common share, compared with $50.2 million, or $14.19 per diluted Class A common share, a year ago. The Company's book value per share increased to $467.64 as of June 30, 2016 from $454.67 at March 31, 2016.

The Company reported earnings from operations, excluding net realized gains and losses on investments, of $24.5 million for the quarter ended June 30, 2016, or $6.92 per diluted Class A common share, compared to $26.1 million, or $7.38 per diluted Class A common share in the same period for 2015. Mr. Moody commented on the earnings results saying, "The environment for life insurers, particularly those such as National Western who primarily sell interest-sensitive products, remains very challenging. The low interest environment continues to put pressure on our interest rate margins." Earnings from operations for the six months ended June 30, 2016 were $40.2 million, or $11.36 per diluted Class A common share, versus $46.8 million, or $13.23 per diluted Class A common share, recorded during the same period of 2015. Mr. Moody noted, "With interest rates already low, and despite the Brexit outcome knocking them even lower, we choose to maintain an investment portfolio consisting of investment grade holdings significantly higher than industry averages."

Revenues, excluding net realized and unrealized gains and losses on index options and investments, increased to $162.2 million from $159.7 million for the second quarter of 2015. Mr. Moody indicated, "Our management efforts are currently focused on generating top line revenue growth. We have initiatives in place to stimulate annuity sales production during the third quarter and we have dedicated internal resources towards developing new distribution relationships and market niches for our domestic life insurance line of business. We were very pleased to have our "A" (Excellent) rating affirmed again by A.M. Best during the second quarter as this provides support to our business development efforts."

National Western Life Group, Inc. is the parent organization of National Western Life Insurance Company (NWLIC). Founded in 1956, NWLIC is a stock life insurance company offering a broad portfolio of individual universal life, whole life and term insurance plans, annuity products, and investment contracts meeting the financial needs of its customers in 49 states as well as residents of various international countries. National Western has 266 employees and approximately 25,400 contracted independent agents, brokers, and consultants. At June 30, 2016, the Company maintained total consolidated assets of $11.8 billion, stockholders' equity of $1.7 billion, and life insurance in force of $21.4 billion.

Caution Regarding Forward-Looking Statements:
This press release contains statements which are or may be viewed as forward-looking within the meaning of The Private Securities Litigation Reform Act of 2005. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks, and uncertainties. Factors that may cause actual results to differ materially from those contemplated in these forward-looking statements can be found in the Company's Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

National Western Life Group, Inc.
(Formerly National Western Life Insurance Company and Subsidiaries)
News Release - Page 2

Summary of Consolidated Operating Results (Unaudited)
(In thousands except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenues:
Revenues, excluding investment and index option gains (losses)	$162,218	159,742	321,680	314,941
Realized and unrealized gains (losses) on index options	2,094	(8,782)	(10,807)	(17,069)
Realized gains on investments	2,782	4,258	5,163	5,236
Total revenues	167,094	155,218	316,036	303,108

Earnings:
Earnings from operations	$24,477	26,091	40,189	46,781
Net realized gains on investments	1,809	2,767	3,356	3,403
Net earnings	26,286	28,858	43,545	50,184

Net earnings attributable to Class A shares	25,543	28,042	42,313	48,765

Basic Earnings Per Class A Share:
Earnings from operations	$6.92	7.38	11.36	13.23
Net realized gains on investments	0.51	0.78	0.95	0.96
Net earnings	7.43	8.16	12.31	14.19

Basic Weighted Average Class A Shares	3,436	3,436	3,436	3,436

Diluted Earnings Per Class A Share:
Earnings from operations	$6.92	7.38	11.36	13.23
Net realized gains on investments	0.51	0.78	0.95	0.96
Net earnings	7.43	8.16	12.31	14.19

Diluted Weighted Average Class A Shares	3,436	3,437	3,436	3,437

Investor Relations Contact:
Brian M. Pribyl - Senior Vice President, Chief Financial Officer and Treasurer
(512) 836-1010
bpribyl@nationalwesternlife.com
www.nwlgi.com